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                                                                     Exhibit 2.1

                                 EXECUTION COPY



                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("AGREEMENT") dated December 22, 2005 is by and among Sato International Pte. Ltd., an entity organized under the laws of the Republic of Singapore (and, as applicable, together with any assignees or designees, jointly and severally "BUYER"), and Checkpoint Systems, Inc., a Pennsylvania corporation ("SELLER").

                                    RECITALS

         Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Acquired Business (as defined below) as a going concern.

         The parties, in consideration of the foregoing premises and the following agreed upon terms and conditions, intending to be legally bound, agree as follows:

1.       DEFINITIONS AND USAGE

         1.1      DEFINITIONS

                  "ACCOUNTS RECEIVABLE" - the accounts receivable reflected on Final Statement of Net Operating Assets (as defined below in Section 2.3(e)), consisting of the trade accounts receivable and other rights to payment from customers of Acquired Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Acquired Business.

                  "ACQUIRED ASSETS - as defined in Section 2.1.

                  "ACQUIRED BUSINESS" - means the design, manufacture and/or sales of: (i) with respect to North America, label converting for laser printers, horticultural identification labeling solutions, (ii) with respect to the United States of America, laser solutions/printers, thermal solutions/printers, hand-held labeling solutions and the "Turn-O-Matic" ticket dispensing systems, (iii) with respect to Europe, laser solutions/printers, thermal barcode printers and associated thermal hardware (including track and trace devices) and consumables (including stock/customized labels, tags and tickets for retail, manufacturing, logistics, industrial and horticultural applications), and (iv) with respect to the Asia Pacific region, thermal solutions/printers, custom labels to the courier industry, prime labels to the foodservice industry, white labels, and other specialized thermal barcode printing applications; provided, however, that the Acquired Business shall not include any labels or labels solutions that incorporate EAS, EM, RF or RFID technology and Service Bureau Products. The definition of Acquired Business shall not include the business of Checkpoint Meto Benelux B.V., Kimball Systems B.V. and Checkpoint Systems France, S.A. with respect to which the Parties intend to enter into a separate, but similar agreement (as far as possible under Dutch and French law) after the necessary consultation procedures with the workers' representation has been conducted, and the Purchase Price shall be adjusted accordingly to reflect the exclusion of the assets of such businesses from the Assets to be sold hereunder.
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                  "APPURTENANCES" - all privileges, rights, easements,
hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a "DOMINANT PARCEL") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

                  "ASSUMED EMPLOYEES" - as defined in Section 10.1(a)(ii).

                  "ASSUMED LIABILITIES" - as defined in Section 2.4(a).

                  "BREACH" - any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

                  "BUSINESS DAY" - any day other than (a) Saturday or Sunday or
(b) any other day on which banks in the State of Delaware, U.S.A. are permitted or required to be closed.

                  "BUYER" - as defined in the first paragraph of this Agreement.

                  "BUYER PARTIES" - as defined in Section 11.2(a).

                  "RETAINED ASSETS" - as defined in Section 2.2.

                  "CLOSING" - as defined in Section 2.7.

                  "CLOSING DATE" - the date on which the Closing actually takes place.

                  "COBRA - means Section 49808B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive of ERISA.

                  "CODE" - the Internal Revenue Code of 1986, as amended.

                  "COMMERCIALLY REASONABLE EFFORTS" - for purposes of this Agreement, "commercially reasonable efforts" will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

                  "CONFIDENTIAL INFORMATION" - as defined in Section 12.1.

                  "CONSENT" - any approval, consent, ratification, waiver or other authorization.

                  "CONVEYANCE DOCUMENTS" - as defined in Section 2.8(a)(i).

                  "CONTEMPLATED TRANSACTIONS" - all of the transactions contemplated by this Agreement.

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                  "CONTRACT" - any written agreement, contract, lease, promise or undertaking.

                  "DISCLOSURE SCHEDULES" - all of the disclosure schedules identified in this Agreement delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, except as otherwise specified herein.

                  "EAS" - Electronic Article Surveillance.

                  "EM" - means electromagnetic technology.

                  "EMPLOYEE PLANS" - as defined in Section 3.16(a).

                  "EMPLOYEES RECEIVING AN OFFER" - as defined in Section 10.1(a)(i).

                  "ENCUMBRANCE" - any charge, claim, condition, equitable interest, lien, right of way, easement, encroachment, right of first option, right of first refusal, restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

                  "ENVIRONMENT" - soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

                  "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" - any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.

                  "ENVIRONMENTAL LAW" - any Legal Requirement that requires or relates to: (a) advising appropriate authorities of actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;
(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; or (e) cleaning up pollutants that have been Released or paying the costs of such clean up or prevention.

                  "ERISA" - the Employee Retirement Income Security Act of 1974, as amended.

                  "GOVERNING DOCUMENTS" - with respect to any particular entity,
(a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

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                  "GOVERNMENTAL AUTHORIZATION" - any Consent, license,
registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "GOVERNMENTAL BODY" - any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

                  "HAZARDOUS ACTIVITY" - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Leased Real Property or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Leased Real Property.

                  "HAZARDOUS MATERIAL" - any substance, material or waste which is regulated by Environmental Laws enacted by any Governmental Body.

                  "INDEMNIFIED PARTY" - as defined in Section 11.4.

                  "INDEMNIFYING PARTY" - as defined in Section 11.4.

                  "INTELLECTUAL PROPERTY ASSETS" - means generally, the intellectual property in which Seller has a proprietary interest that is used in the Acquired Business, such Intellectual Property Assets being the Meto IP Rights and the intellectual property set forth on Schedule 2.1(f).

                  "INVENTORIES" - all inventories of the Acquired Business reflected on Final Statement of Net Operating Assets (as defined below in Section 2.3(e)), wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Acquired Business in the production of finished goods.

                  "IRS" - the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.


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                  "KNOWLEDGE" means:

                  (a) With respect to Seller: the Knowledge of Seller, or words of similar import, mean the actual knowledge and the knowledge that such individuals should have had in the performance of their normal duties on behalf of the respective employing entity in a reasonably prudent manner, without inquiry or investigation, of the following individuals: (i) George Off (Chairman and Chief Executive Officer),
         (ii) W. Craig Burns (Executive Vice President, Chief Financial Officer and Treasurer), (iii) John E. Davies, Jr. (President of Asia Pacific and Latin America), (iv) David C. Donnan (President of North America),
         (v) Per H. Levin (President of Europe), (vi) John R. Van Zile (Senior Vice President, General Counsel and Secretary, (vii) Arthur W. Todd (Vice President, Corporate Controller and Chief Accounting Officer,
         (viii) Mark Gentle (General Manager, Label Solutions Europe), (ix) Edmund Trossen (Director of Marketing and Sales, Checkpoint Systems GmbH, (x) Mark Lenhauser (Managing Director of Hirschhorn Facility),
         (xi) John Saccameno (Vice President and General Manager - North America), (xii) Joseph Podsedly (General Manager of Romeoville Facility), (xiii) Richard Wescott (Director of Sales Bar Code Solutions), (xiv) Shawn Baer (Vice President and General Manager of Horticulture Printing Facility), (xv) Badi Ala'i (Managing Director, Checkpoint Australia and New Zealand), (xvi) Michael Champness (Director of Supply Chain Solutions, Checkpoint Meto Limited), (xvii) Barry Lim (Managing Director, Checkpoint Malaysia), and (xviii) Christopher Powell (Director of Manufacturing, Checkpoint Meto Australia), or

                  (b) With respect to Buyer: the Knowledge of Buyer, or words of similar import, mean the actual knowledge, without investigation, of the following individuals: (i) Mr. Masonori Otsuka (President and COO of Sato Corporation), Mr. Toshihiro Waki (Managing Director of Sato International Pte. Ltd.), Mr. Kazuo Matsuyama (Director and General Manager of Sato International Pte. Ltd., and Mr. Kiyohiko Yoshii (Director and Senior Manager of Sato International Pte. Ltd.).

                  "LAND" - all parcels and tracts of land in which Seller has an ownership interest.

                  "LEASE" - any Leased Real Property agreement or any other lease or rental agreement, license, right to use or installment and conditional sale agreement to which a Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

                  "LEASED REAL PROPERTY" - any land, improvements and Appurtenances subject to a Lease to which Seller is a party.

                  "LEGAL REQUIREMENT" - any legally binding federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

                  "LIABILITY" - with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

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                  "LOSSES" - defined in section 11.2(a).

                  "MATERIAL ADVERSE CHANGE" - means a change in (or effect on) the condition (financial or otherwise), of the properties, assets, liabilities, rights, obligations, operations or business of the Acquired Business, taken as a whole, which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations or business of the Acquired Business taken as a whole (it being understood that changes in generally prevailing economic conditions or conditions which affect all companies in the Acquired Business' industry in a similar fashion do not constitute a Material Adverse Change).

                  "MATERIAL CONSENTS" - as defined in Section 7.3.

                  "MATERIAL CONTRACT" - Each Contract that relates solely to the Acquired Business that (i) represents One Hundred Thousand Dollars ($100,000) or more of revenues or expenses; or (ii) contains a material covenant not to compete or otherwise significantly restricts the Seller's ability to conduct the Business; or (iii) provides for the extension of credit to a customer other than consistent with normal credit terms; or (iv) provides for a material guaranty or indemnity by Seller; (v) contains a right of first refusal for any of the Acquired Assets; or (vi) requires Seller to buy or sell goods or services with respect to which there will be material losses or will be costs and expenses materially in excess of expected receipts (other than as provided for or otherwise reserved against on the most recent of the balance sheets); or (vii) is otherwise material to the Acquired Business.

                  "NET OPERATING ASSETS" - shall mean those asset line items set forth on Schedule 2.3(b) net of the liability line items set forth on Schedule 2.3(b), all as set forth on the Most Recent Balance Sheet (as defined in Section 2.3).

                  "OCCUPATIONAL SAFETY AND HEALTH LAW" - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  "ORDER" - any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

                  "ORDINARY COURSE OF BUSINESS" - an action taken by a Person will be deemed to have been taken in the ordinary course of the Acquired Business only if that action is consistent in nature, scope and magnitude with the past practices of Seller.

                  "PERMITTED ENCUMBRANCES" - as defined in Section 3.6.

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                  "PERSON" - an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

                  "PROCEEDING" - any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.

                  "PURCHASE PRICE" - as defined in Section 2.3.

                  "RECORD" - information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

                  "RELEASE" - any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

                  "REPRESENTATIVE" - with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

                  "RETAINED LIABILITIES" - as defined in Section 2.4(b).

                  "RF" - radio frequency.

                  "RFID" - means a radio frequency identification circuit.

                  "SCHEDULE" - a schedule contained in the Disclosure Schedules.

                  "SELLER" - means CHECKPOINT SYSTEMS, INC. or, with respect to certain Acquired Assets owned by or vested in a Seller Local Entity, A SELLER LOCAL ENTITY, as required by the context of this Agreement depending on the actual ownership with respect to a specific Acquired Asset.

                  "SELLER CONTRACT" - any Contract related solely to the Acquired Business.

                  "SELLER LOCAL ENTITY" - as defined in Section 2.1.4

                  "SERVICE BUREAU PRODUCTS" - sales, brokering, order processing and/or production anywhere in the world, not limited to current sales by Seller under Check-Net(R), of the following: tags and labels with either static and/or dynamically changing variable data, graphic tags and labels, woven labels, care labels, and other retail and/or apparel trim items, excluding EM, RF and RFID, where customers, products, and orders are setup, received, parsed, transmitted, shipped, and updated by electronic means or otherwise, for sales to the retail and apparel markets.

                  "TANGIBLE PERSONAL PROPERTY" - as defined in Section 2.1(a).

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                  "TAX" - any income, gross receipts, license, payroll,
employment, excise, severance, stamp, occupation, premium, property, environmental, customs, vehicle, or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

                  "TAX RETURN" - any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  "THIRD PARTY" - a Person that is not a party to this Agreement.

                  "THIRD PARTY CLAIM" - any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

                  "TRANSFERABLE EMPLOYEES" - as defined in Section 3.15.

                  "TRANSFERRED EMPLOYEES - as defined in Section 10.1(a)(ii).

2        SALE AND TRANSFER OF ACQUIRED ASSETS; CLOSING

         2.1      ASSETS TO BE SOLD

                  2.1.1 Upon the terms and subject to the conditions set forth in this Agreement (including the conditions listed in this Section 2.1 below), at the Closing, Seller shall, or Seller shall cause a Seller Local Entity (defined below in this Section 2.1) to, sell, convey, assign, transfer and deliver to Buyer or Buyer's nominee, and Buyer or Buyer's nominee shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's, or all of Seller Local Entity's, right, title and interest in and to the following assets of the Acquired Business as a going concern (but excluding the Retained Assets):

                  (a) the tangible personal property items listed or described in Schedule 2.1.1(a), which Schedule shall be updated at Closing ("TANGIBLE PERSONAL PROPERTY");

                  (b) the Inventories reflected on the Final Statement of Net Operating Assets;

                  (c) the Accounts Receivable reflected on the Final Statement of Net Operating Assets;

                  (d) the Seller Contracts (including the Leased Real Property) listed or described in Schedule 2.1.1(d);

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                  (e) the data and Records related to the operations of the
         Acquired Business, excluding all personnel Records and other Records that Seller is required by law to retain in its possession (copies of which shall be made available to Buyer on request);

                  (f) the Intellectual Property Assets of the Acquired Business listed in Schedule 2.1.1(f); and

                  (g) pre-payments relating to the Acquired Business and other miscellaneous assets of the Acquired Business listed on Schedule 2.1.1(g).

                  2.1.2 All of the property and assets to be transferred to Buyer under this Section 2.1 shall be herein referred to collectively as the "ACQUIRED ASSETS." With respect to the Schedules referenced in this Section 2.1 ("ASSET SCHEDULES"), Seller hereby provides to Buyer on the date hereof a current schedule of such Assets. Not later than five (5) days prior to the Closing Date, Seller shall deliver to Buyer final updated Asset Schedules. Buyer shall have an opportunity to review all such updated asset schedules and request that Seller provide an explanation and/or support that any assets added to such schedules are part of the Acquired Business. The final disposition of the Acquired Assets may be adjusted by the Final Statement of Net Operating Assets (as defined in Section 2.3(e)).

                  2.1.3 Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Acquired Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

                  2.1.4 Seller shall cause each applicable local subsidiary of Seller (a "SELLER LOCAL ENTITY") in each of the jurisdictions where the Acquired Assets are being transferred to transfer those Acquired Assets owned by such Seller Local Entity to Buyer or Buyer's nominee. Seller shall cause each Seller Local Entity to enter into a separate written agreement (each a "LOCAL AGREEMENT") for the sale and transfer of the portion of the Acquired Assets which are being transferred from the respective Seller Local Entity to Buyer or a local entity of Buyer in the jurisdiction in which the assets are being transferred. Except for modifications required pursuant to applicable laws of a local jurisdiction, each Local European Agreement shall be substantially in the form of the German Local Agreement unless otherwise agreed upon by the parties. The parties agree that each Local entity shall be a third party beneficiary under this agreement and shall have standing to enforce any rights and remedies that it may have under this Agreement. To the extent this Asset Purchase Agreement provides for remedies of either party, the parties acknowledge that either party can seek remedies not only for their own damages but also for damages of the Seller Local Entity (with respect to the Seller) or the Buyer Local Entity (with respect to the Buyer).

                  2.1.5 In the event that the transfer of any non-material assets from a Seller Local Entity to a nominee of Buyer cannot occur prior to Closing due to the need for a notice or other waiting period to expire (such assets not sold at Closing shall be referred to herein as the "PENDING ASSETS"), the parties, in their sole discretion, shall Close on all of the transferable Acquired Assets; provided, however, that neither party shall be required to Close if the waiting period applies to the Acquired Assets located in Germany. To the extent that there are Pending Assets at the end of Closing, the parties agree that the Pending Assets shall be transferred to Buyer as soon as practicable after such transfer is permissible under applicable local law, and payment by Buyer will deferred until, and until such time Seller shall hold the Pending Assets in escrow and the risk of loss therefor will not pass to Buyer until the parties execute and deliver to the other the Local Transfer Agreement.

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                  2.1.6 The Local Agreements for Germany shall be in a form as set out in Schedule 2.1.6 ("GERMAN LOCAL AGREEMENTS"). The Local Agreements in the remaining jurisdictions shall be as far as possible (taking into account the particularities of the respective jurisdiction) similar to the German Local Agreement. The precise nature and conditions of the Local Agreements will depend on the laws, regulations and practices applying within each of the jurisdictions concerned. Where appropriate, the Parties to this Agreement will cause their local subsidiaries to comply with any applicable legal requirement prior to entering into the Local Agreements and, in particular, any obligation that may exist to consult with relevant employee representation.

                  2.1.7 The Local Agreement of Checkpoint Systems Italia SPA ("ITALIAN LOCAL AGREEMENT") shall be based in the German Local Agreement but shall include the following provision:

         "The respective obligations of each of the transferor/seller and transferee/purchaser to effect the Local Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following condition:

         Each of the transferor/seller and transferee/purchaser shall have (i) duly completed the procedure of information and consultation with trade unions/works council set forth by Section 47 of Law No. 428 of December 29, 1990 and (ii) duly accomplished any obligations set forth by the applicable National Bargaining Collective Agreement or any union agreements currently applied in connection with the transactions contemplated by this Agreement."

                  2.1.8 The remaining Local Agreements shall be concluded as soon as possible under the local Legal Requirements, in particular under the applicable local labour law regulations.

         2.2      RETAINED ASSETS

         Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, for purposes of clarity the following assets of Seller (collectively, "RETAINED ASSETS"), together with all other assets owned by Seller not listed as an Acquired Asset, are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing:

                  (a) all cash, cash equivalents and short-term investments related to the Acquired Business, except for cash attributable to any prepaid deposits or other items of deferred revenue set forth as an asset on the Statement of Estimated Net Operating Assets, as adjusted by the Final Statement of Net Operating Assets;

                  (b) all minute books, stock Records and corporate seals of the Sellers;

                  (c) all intellectual property rights in the name Meto, including, without limitation, all trade name, trademark, and service name rights ("METO IP RIGHTS");

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                  (d) all claims for refund of Taxes and other governmental
         charges of whatever nature; and

                  (e) all rights, including intellectual property, associated with sale of Service Bureau Products. RFID labels, tags and tickets and all processes associated with the design, fabrication, testing and implementation of RFID into consumer product, commercial and industrial solutions.

         2.3      CONSIDERATION

                  (a) Purchase Price. The aggregate consideration, subject to the application of Sections 2.6(a), 2.6(b) and 10.2 below, for the Acquired Assets (the "PURCHASE PRICE") shall be determined as follows:

                           (i) the Estimated Net Operating Assets Amount, as
                  determined in Section 2.3(b), paid by Buyer to Seller on the Closing Date, plus

                           (ii) the Additional Cash Purchase Price, as set forth
                  in Section 2.3(c), paid by Buyer to Seller on the Closing Date net of the payment of the Escrow Amount (as defined in Section 2.3(d) below) (the Additional Cash Purchase Price together with the Estimated Net Operating Assets Amount is referred to herein as the "INITIAL PURCHASE PRICE"), plus or minus

                           (iii) the Final Net Operating Assets Adjustment (as
                  determined pursuant to either Section 2.3(f) or Section 2.3(g)), paid in accordance with Section 2.3(h).

                  (b) Estimated Net Operating Assets Amount. The "ESTIMATED NET OPERATING ASSETS AMOUNT" shall be the amount designated as such on the Statement of Estimated Net Operating Assets (as defined in this Section 2.3(b)). On the date hereof, Seller has prepared and delivered to Buyer the most recently internally prepared, un-audited, month-end balance sheet for the Acquired Business, attached hereto as Schedule 2.3(b), which will also contain an initial statement of Net Operating Assets amount as of such date ("MOST RECENT BALANCE SHEET"). Not later than 5:00 p.m. eastern United States standard time on the day immediately preceding the Closing Date, the Seller shall deliver to Buyer an internally prepared, un-audited, balance sheet as of the Closing Date and a statement of estimated Net Operating Assets as of the Closing Date ("STATEMENT OF ESTIMATED NET OPERATING ASSETS"), prepared in a manner consistent with the Most Recent Balance Sheet and also made a part of Schedule 2.3(b). The Statement of Estimated Net Operating Assets shall include a calculation of the Estimated Net Operating Assets Amount. Not later than three (3) days prior to the Closing Date, the Seller shall provide Buyer a preliminary pro forma calculation of the Statement of Estimated Net Operating Assets.

                  (c) Additional Cash Purchase Price. The "ADDITIONAL CASH PURCHASE PRICE" is equal to US$8,579,000.

                  (d) Escrow. On the date hereof, Buyer shall initialize a wire transfer of US$2,025,000 (an amount equal to five percent (5%) of the sum of: (i) the initial statement of Net Operating Assets amount as shown on the Most Recent Balance Sheet plus (ii) the Additional Cash Purchase Price) (the "ESCROW AMOUNT") to an escrow account established by Chicago Title and Trust Company ("ESCROW AGENT"). The balance of the Initial Purchase Price will be paid by Buyer to Seller on the Closing Date via wire transfer of immediately available funds. The Escrow Amount will be held and distributed by the Escrow Agent in accordance with the terms and provisions of an escrow agreement which will be executed and delivered by the parties hereof concurrently with the execution and delivery of this Agreement.

                  (e) Seller's Preparation of Final Statement of Net Operating Assets. As promptly as possible following the close of business on the Closing Date, but in no event later than forty-five (45) days after the Closing Date, the Seller shall prepare, at the expense of Seller, a final statement of Net Operating Assets ("FINAL STATEMENT OF NET OPERATING ASSETS"). Seller shall prepare the Final Statement of Net Operating Assets in a manner consistent with the Most Recent Balance Sheet, the Estimate Statement of Net Operating Assets and shall include a calculation, based upon the Final Statement of Net Operating Assets, of either: (i) an increase to the Estimated Net Operating Assets Amount or (ii) a decrease to the Estimated Net Operating Assets Amount ("FINAL NET OPERATING ASSETS ADJUSTMENT") as part of the Final Statement of Net Operating Assets.

                  (f) Buyer's Review. Buyer shall have a period of forty-five
         (45) days following delivery to it of the Final Statement of Net Operating Assets to review, at the expense of the Buyer, the Final Statement of Net Operating Assets and the calculation of the Final Net Operating Assets Adjustment. Seller agrees to provide to Buyer materials or information in its possession reasonably required by Buyer to review the preparation of the Final Statement of Net Operating Assets and the calculation of the Final Net Operating Assets Adjustment. In the event that Buyer does not provide written notice to Seller within such forty-five (45) day period that Buyer disagrees with the Final Statement of Net Operating Assets and/or the calculation of the Final Net Operating Assets Adjustment ("NOTICE OF DISAGREEMENT"), then such Final Statement of Net Operating Assets shall be deemed final.

                  (g) Independent Review. In the event Buyer provides Seller with a Notice of Disagreement and the parties have not resolved such disagreement and made an appropriate payment in connection therewith within thirty (30) days after the date of delivery of the Notice of Disagreement, the parties shall submit to a KPMG LLP ("INDEPENDENT AUDITOR") such Initial Statement, Statement of Estimated Net Operating Assets, the Final Statement of Net Operating Assets and calculation of the Final Net Operating Assets Adjustment, the Most Recent Balance Sheet, the Notice of Disagreement, and any other documents or information which the parties deem, or the Independent Auditor deems, pertinent in order to make a final and binding determination of any issues as to which the parties are in disagreement. The Independent Auditor shall advise the parties of its decision relative to the controversy within sixty (60) days (or as soon as practicable) after its receipt of the applicable statements and other documents or information which it has requested and at such time the Final Net Assets Adjustment shall be deemed final. Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement. The fees and expenses of the Independent Auditor shall be equally apportioned between the Buyer and the Seller.

                  (h) Payment of Final Net Operating Assets Adjustment. Within fifteen (15) days after the final determination of the Final Net Operating Assets Adjustment as provided in either Section 2.3(f) or
         Section 2.3(g), (i) if the Final Net Operating Assets Adjustment results in an increase from the Initial Purchase Price, Buyer shall pay to Seller by wire transfer in immediately available funds such increase together with interest thereon from the Closing Date to the date of payment thereof, at an interest rate equal to the "prime rate" as published in The Wall Street Journal (the "PRIME RATE") in effect on the date of determination of the Final Net Operating Assets Adjustment ("ACCRUED INTEREST"), and (ii) if the Final Net Operating Assets Adjustment results in a decrease from the Initial Purchase Price, Seller shall pay to Buyer by wire transfer in immediately available funds such decrease together with the Accrued Interest. In the event that a party does not make its total payment as required by this
         Section 2.3(h), then the unpaid amount shall accrue interest at an annual rate equal to the Prime Rate plus five percent (5%) until fully paid.

         2.4      LIABILITIES

                  (a) Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller (the "ASSUMED LIABILITIES"):

                           (i) all trade accounts payable and accrued
                  liabilities reflected on the Final Statement of Net Operating Assets;

                           (ii) any warranty obligations of Seller under written
                  warranty agreements and statutory and common law warranty obligations to customers of the Acquired Business in the Ordinary Course of Business prior to the Closing Date; and

                           (iii) any obligations of Seller under the Seller
                  Contracts listed or described on Schedule 2.1(d) arising subsequent to the Closing Date.

                  (b) Retained Liabilities. The Retained Liabilities (AS HEREINAFTER DEFINED) shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "RETAINED LIABILITIES" shall mean every Liability of Seller other than the Assumed Liabilities.

         2.5      ALLOCATION

         The Purchase Price shall be allocated in each jurisdiction where a Local Seller Entity transfers its Acquired Assets in accordance with Schedule
2.5. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

         2.6      POST-CLOSING ADJUSTMENTS TO THE PURCHASE PRICE

                  (a) Accounts Receivable. Buyer shall use its Commercially Reasonable Efforts to collect all Accounts Receivable, but shall not be required to institute litigation or refer uncollectible receivables to any collection agency. Any transferred Accounts Receivable which are not paid to Buyer within one hundred twenty (120) days of Closing shall be reassigned and transferred to Seller at face value and Buyer shall forthwith receive a payment for the amount so reassigned and transferred. On the 60th and 90th day following Closing, Buyer shall provided to Seller an Accounts Receivable aging report in writing. At any time after the 90th day following Closing, Seller may elect to have any Account Receivable reassigned to Seller and Buyer shall reassign such Account Receivable to Seller concurrently with Seller's payment to Buyer therefor.

                  (b) Inventory. On the first anniversary of Closing, Buyer shall prepare and deliver to Seller a written schedule of all obsolete, non-usable Inventory and shall reassign and transfer to Seller such items at an amount equal to the value assigned to such item on the Final Statement of Net Operating Assets and Buyer shall forthwith receive payment for all inventory so reassigned and transferred.

         2.7      CLOSING

         The purchase and sale provided for in this Agreement (the "CLOSING") will take place at the offices of Buyer's counsel at 233 North Michigan Avenue, Suite 1720, Chicago 60601 at 10:00 a.m. (local time) on January 26, 2005, unless Buyer and Seller otherwise agree. The Closing shall be deemed effective at 11:59 p.m. (local time) that same day with respect to each Seller. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.7 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

         2.8      CLOSING OBLIGATIONS

         In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

                  (a) Seller shall deliver to Buyer:

                           (i) such bills of sale, assignment and assumption
                  agreements, the German Local Agreements, the Italian Local Agreement and all other Local Agreements and other instruments of transfer; release of lien instruments, and conveyance as may reasonably be requested by Seller and/or Buyer, each in form and substance satisfactory to the parties and their legal counsel as appropriate and executed by Seller (without limitation, "CONVEYANCE DOCUMENTS");

                           (ii) assignments of all intellectual property set
                  forth on Schedule 2.1(f) executed by Seller;

                           (iii) non-competition and non-solicitation agreements
                  in the form of EXHIBIT 2.8(A)(iii), for the benefit of Buyer with respect to the Acquired Assets, executed by Seller;

                           (iv) a certificate executed by Seller as to the
                  material accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their material compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

                           (v) a certificate of the Secretary of Seller
                  certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of directors (and shareholders, if required by the Governing Documents or by any legal requirement) approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

                           (vi) the legal opinion of counsel to Seller, as to
                  the organization and authority of Checkpoint Systems, Inc. to enter into this Agreement and the enforceability of this Agreement with respect to Checkpoint Systems, Inc.

                           (vii) duly executed assignments of leases for each of
                  the Leased Real Property and all other material Leases assumed by Buyer with applicable consents from each such lessor or other party thereto, as applicable and where required.

                  (b) Buyer shall deliver to Seller as the case may be:

                           (i) the Initial Purchase Price to an account
                  specified by Seller in a writing delivered to Buyer at on the Closing Date;

                           (ii) all Conveyance Documents executed by Buyer;

                           (iii) non-competition and non-solicitation agreements
                  in the form of EXHIBIT 2.8(B)(iii) (subject to completion of the exhibits thereto), for the benefit of Seller with respect to Seller's business not transferred hereunder, executed by Buyer;

                           (iv) a certificate executed by Buyer as to the
                  material accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its material compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with
                  Section 8.2; and

                           (v) a certificate of the Secretary of Buyer
                  certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other documents relating to the Contemplated Transactions.

         2.9 Break-up Fee. In the event that the Closing of the Contemplated Transactions does not occur on or before February 28, 2006 due to Buyer's failure to materially perform its obligations under this Agreement, where such failure is not due to Seller's failure to materially perform its obligations under this Agreement, Buyer shall pay to Seller, an amount equal to One Million US Dollars (US $1,000,000) in immediately available funds, via wire transfer to an account designated by Seller, payable immediately out of the Escrow Amount (the "BREAK-UP FEE").

3.       REPRESENTATIONS AND WARRANTIES OF SELLER

         No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Representations and warranties of the Seller are initially made as of the date hereof. All representations and warranties of Seller are made subject to the exceptions noted in the Schedules delivered by Seller to Buyer concurrently herewith and incorporated herein by reference. All exceptions noted in the Schedules are numbered to correspond with the applicable paragraph of Article III to which such exception refers. All representations and warranties shall be certified to as of the Closing Date pursuant to Section 7.1. Except as otherwise indicated on the Schedules, each Seller Local Entity and Seller, jointly and severally, represents and warrants to Buyer as follows:

         3.1      ORGANIZATION AND AUTHORITY

         Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations hereunder and under the Seller Contracts.

         3.2      ENFORCEABILITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms. Upon the execution and delivery by each Seller of each agreement to be executed or delivered by any or all of Seller at the Closing (collectively, the "SELLER'S CLOSING DOCUMENTS"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of each Seller, enforceable against each of them in accordance with its terms. Each Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents and to transfer, convey and sell to Buyer at the Closing the Acquired Assets to be sold, and such action has been duly authorized by all necessary action by Seller.

                  (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement or any of the Seller's Closing Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time, or both):

                           (i) Breach (A) any provision of any of the Governing
                  Documents of Seller, (B) any resolution currently in effect as adopted by the board of directors or the shareholder(s) of Seller, or (C) any Legal Requirement;

                           (ii) Breach any provision of, or give any Person the
                  right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Seller Contract; or

                           (iii) result in the imposition or creation of any
                  Encumbrance upon or with respect to any of the Acquired
                  Assets.

                  (c) Except as set forth in Schedule 3.2(c), Seller has given all notices to or obtained every Consent from any Person in connection with the execution and delivery of this Agreement or, prior to or on Closing, any of the Seller's Closing Documents or the consummation or performance of any of the Contemplated Transactions, except where the absence of such notice or Consent would not have, either individually or in the aggregate, a Material Adverse Change.

         3.3      FINANCIAL STATEMENTS

         Seller has delivered to Buyer the un-audited, internally prepared, pro forma statement of operations and statement of assets and liabilities for the 12-month period ended December 26, 2004 and the 6-month period ended June 26, 2005 and the 9-month period ended September 25, 2005, each attached hereto on
Schedule 3.3(a). Since December 26, 2004, there has been no change in the accounting policies, practices or procedures relating to the Acquired Business undisclosed to the Buyer.

         3.4      ACQUIRED ASSETS

         Except for the Retained Assets, the Acquired Assets, which Seller is selling to Buyer hereunder, constitute all of the assets, tangible and intangible, set forth on the Estimated Statement of Net Operating Assets, as adjusted by the Final Statement of Net Operating Assets, and are, as of the date hereof, and will be, as of the Closing Date, utilized by Seller in the Acquired Business.

         3.5      DESCRIPTION OF LEASED REAL PROPERTY

                  (a) [Intentionally Omitted].

                  (b) Schedule 3.5(b) contains an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Leased Real Property to be assigned or sublet to Buyer.

                  (c) Seller has been in peaceable possession since the commencement of the original term of its Leases and is not in material default thereunder and no waiver, indulgence or postponement of the obligations of Seller under any lease has been granted by any lessor. Each such lease is in full force and effect and to Seller's Knowledge, the lessor is not in default thereof, and no occurrence, condition, or act, including the execution and delivery of this Agreement and the other agreements and transactions contemplated thereby, which (with or without notice or lapse of time or both) would constitute a default thereunder.

         3.6      TITLE TO ASSETS; ENCUMBRANCES

         Seller owns good and transferable title to all of the Acquired Assets free and clear of any Encumbrances other than those described in Schedule 3.6 ("PERMITTED ENCUMBRANCES"). Upon consummation of the Closing, Buyer will acquire from each Seller legal and beneficial ownership of, and good and marketable title to, the Acquired Assets, free and clear of encumbrances except the Permitted Encumbrances.

         3.7      CONDITION OF PROPERTY

                  (a) Use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to "permitted nonconforming" use or structure classifications. All improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.

                  (b) Each item of Tangible Personal Property is suitable for immediate use in the Ordinary Course of Business in a manner consistent with historical use. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.7(b), all Tangible Personal Property used in Seller's business is in the possession of Seller.

         3.8      ACCOUNTS RECEIVABLE

         All Accounts Receivable that are reflected on the Final Statement of Net Operating Assets represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business.

         3.9      INVENTORIES

         All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller.

         3.10     NO MATERIAL ADVERSE CHANGE

         Since June 30, 2005 and except as set forth on Schedule 3.10, there has been:

                  (a) no Material Adverse Change with respect to the Acquired Business or any Leased Real Property;

                  (b) no express waiver or release by any Seller of any material right of any Material Contract;

                  (c) no change in or event affecting the Acquired Business that is reasonably likely to have a Material Adverse Change;

                  (d) no casualty, loss, damage or destruction (whether or not covered by insurance) of any of the Acquired Assets or the Leased Real Property, or that has involved or is reasonably likely to involve a loss, individually, of more than Twenty-Five Thousand Dollars ($25,000) or, in the aggregate, of more than One Hundred Thousand Dollars ($100,000); and

                  (e) no written notice received from any material customer or supplier of the Acquired Business to the effect that such customer or supplier intends to terminate or materially decrease expected ongoing purchases from, or sales to, as the case may be, Seller and Seller has no Knowledge of such termination or decrease.

         3.11     GOVERNMENTAL AUTHORIZATIONS

         Seller has all of the material Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Acquired Business in the manner in which it currently conducts and operates such business and to permit Seller to own and use the Acquired Assets in the manner in which it currently owns and uses such assets. The Parties acknowledge, however, that it is necessary to re-grant to the Buyer the Governmental Authorizations which were granted on a personal basis (Personalkonzessionen) to Seller. There have been no notices from any Governmental Body in the last twelve (12) months that has had or is reasonably likely to have a Material Adverse Change. All such Governmental Authorizations are valid and in full force and effect and, to the extent assignable, will remain so upon consummation of the transactions contemplated by this Agreement. To Seller's Knowledge, no suspension, cancellation or termination of any such Permits is threatened or imminent.

         3.12     LEGAL PROCEEDINGS; ORDERS

         Except as set forth in Schedule 3.12, there is no pending or, to Seller's Knowledge, threatened Proceeding or Order that challenges, or that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of, or any aspect of, the Contemplated Transactions or, if determined adversely is reasonably to have a Material Adverse Change or materially interfere with Seller's ability to perform this Agreement. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding or Order.

         3.13     CONTRACTS; NO DEFAULTS

                  (a) Schedule 3.13(a) contains an accurate and complete list, and Seller has delivered to Buyer true, accurate and complete copies, of all Material Contracts.

                  (b) Except as set forth in Schedule 3.13(b):

                           (i) each Material Contract identified or required to
                  be identified in Schedule 3.13(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect, and there exists no default by Seller or, to the Knowledge of Seller, any other party to such Material Contract, and each Material Contract is valid and enforceable in accordance with its terms; and

                           (ii) each Material Contract identified or required to
                  be identified in Schedule 3.13(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person and the consummation of the transactions contemplated by this Agreement will not (and will not give any Person the unilateral right to) terminate or modify any rights of, or accelerate or augment any obligation of, any party to such Material Contract, unless indicated otherwise in Schedule 3.13(a).

         3.14     ENVIRONMENTAL MATTERS

         Except as disclosed in Schedule 3.14 and with respect to both the Acquired Assets and the Leased Real Property:

                  (a) Seller is, and at all times has been, in material compliance with, and has not been, and is not, in material violation of any Environmental Law. Seller has no basis to expect, nor has any other Person for whose conduct they are or may be held to be responsible received, any written notice from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Leased Real Property, of any actual or potential violation or failure to comply with any Environmental Law.

                  (b) There are no pending or, to the Knowledge of Seller, threatened claims in writing resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Leased Real Property or any Acquired Asset.

                  (c) There has been no generation, use, transportation, treatment, storage or Release of any Hazardous Materials at or from any of the Leased Real Property which has created or is reasonably likely to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body, Acquired Assets which would have a Material Adverse Change.

         3.15     EMPLOYEES

                  (a) With respect to the Employees Receiving an Offer (as defined in Section 10.1(a)(i)) in the United States:

                           (i) Except as listed on Schedule 3.15(a)(i), none of
                  the Employees Receiving an Offer has written employment contracts or agreements which are being transferred to, assumed by, or assigned to Buyer. A full, complete and accurate list of the following information for each Employees Receiving an Offer shall be provided to the Buyer not later than seven (7) days prior to the Closing Date: employer; name; job title; date of commencement of employment; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan.

                           (ii) To the Seller's Knowledge, Seller is and has
                  been with respect to the Employees Receiving an Offer, in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

                           (iii) Seller is not delinquent in payments to any of
                  the Employees Receiving an Offer for any wages, salaries, commissions, bonuses or other compensation for any services performed by them to the Closing Date or amounts required to be reimbursed to such employees.

                           (iv) The termination by Seller of the employment of
                  any of the Employees Receiving an Offer at Closing will not subject Buyer to any liability to such employees for severance pay after the Closing Date.

                           (v) Seller has no Knowledge of any intention of or
                  indication by a Significant Employee (as herein defined) that such Significant Employee has terminated or intends to terminate his employment with Seller prior to Closing. As used herein, "SIGNIFICANT EMPLOYEE" means the individuals listed on
                  Schedule 3.15(a)(v).

                  (b) With respect to the Transferred Employees located in the European Union and Norway, the second sentence in subsections (a)(i) of this Section 3.15 and subsections (a)(ii) and (a)(iii) of this Section
         3.15 shall apply mutatis mutandis, provided the employment relation of the respective employee in fact transfers to the Buyer in connection with the completion of the transaction contemplated by this Agreement.

                  (c) With respect to the Transferred Employees located in Australia, New Zealand and Malaysia, the second sentence in subsections
         (a)(i) of this Section 3.15 and subsections (a)(ii) and (a)(iii) of this Section 3.15 shall apply mutatis mutandis, provided the employment relation of the respective employee in fact transfers to the Buyer in connection with the completion of the transaction contemplated by this Agreement.

         3.16     EMPLOYEE BENEFITS

                  (a) With respect to the Transferable Employees located in the United States:

                           (i) Set forth in Schedule 3.16(a)(i) is a complete
                  list of all "employee benefit plans" as defined by Section 3(3) of ERISA, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that: (i) is maintained or contributed to by Seller for the benefit of the Transferred Employees and (ii) provides benefits, or describes policies or procedures applicable to any Transferred Employee (collectively the "EMPLOYEE PLANS").

                           (ii) Seller has delivered or made available to Buyer
                  necessary and reasonable copies of: (i) the documents comprising each Employee Plan, (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans and (iii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

                           (iii) To Seller's Knowledge, all Employee Plans
                  comply in all material respects with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements of Code Section 401(a) to the extent any Plan is intended to conform to that Section), and any applicable Legal Requirement.

                           (iv) To the Seller's Knowledge, neither any Employee
                  Plan or plan fiduciary has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) and there has been no "reportable events" (as defined in Section 4043(b) of ERISA) with respect to any of the Employee Plans. Seller has not incurred or suffered to exist any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived by the IRS, involving any of the Employee Plans. Except as noted on Schedule 3.16(a)(iv), Seller has made all contributions and paid all amounts due and owing as required by the terms of any of the Employee Plans or any other applicable law.

                           (v) Other than routine claims for benefits, there are
                  no material pending or, to Seller's Knowledge, threatened claims by any Transferable Employee covered under any Employee Plan.

                  (b) With respect to the employees located in the European Union and Norway, all employee benefits are governed by applicable local statutory law. Except as noted on Schedule 3.16(b), Seller has made all contributions and paid all amounts due and owing as required by the terms of any of the Employee Plans or any other applicable law.

                  (c) With respect to the employees located in Australia, New Zealand and Malaysia, all employee benefits are governed by applicable local statutory law. Except as noted on Schedule 3.16(c), Seller has made all contributions and paid all amounts due and owing as required by the terms of any of the Employee Plans or any other applicable law.

         3.17     LABOR DISPUTES; COMPLIANCE

                  (a) Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under applicable law, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  (b) Except as disclosed in Schedule 3.17(b): (i) Seller has not been, and is not now, a party to any bargaining agreement or other collective labor contract; (ii) since January 1, 2005, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) there is not pending or, to Seller's Knowledge, threatened against Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to the Knowledge of Seller, there is no material organizational activity or other labor dispute against or affecting Seller or the Leased Real Property; (iv) no grievance or arbitration Proceeding exists that might have an adverse effect on the Acquired Business; and (v) to Seller's Knowledge there has been no charge of discrimination filed against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

         3.18     INTELLECTUAL PROPERTY ASSETS

         The Intellectual Property Assets listed in Schedule 2.1(f) and the Meto IP Rights are all those necessary for the operation of the Acquired Business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use, sell, license or dispose of use without payment to a Third Party, Party all of the Intellectual Property Assets, and with respect to the Meto IP Rights, to license such rights to the Buyer, free and clear or any encumbrances.

         3.19     TAX AND OTHER RETURNS AND REPORTS.

         All Tax Returns have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed and all such Tax Returns properly reflect the tax liabilities of Seller with respect to the Acquired Business for the periods, property or events covered thereby. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending or, to Seller's Knowledge, threatened, tax examinations or tax claims asserted against Seller with respect to, or that would have a Material Adverse Change to, the Acquired Assets. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the Acquired Assets.

         3.20     ACCOUNTING RECORDS; INTERNAL CONTROLS.

                  (a) Accounting Records. Seller has records that accurately and validly reflect its transactions relating to the Acquired Business, and in Seller's opinion, accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization; and (ii) recorded so as to maintain accountability for assets.

                  (b) Data Processing; Access. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

         3.21     ACCURACY OF INFORMATION.

         The representations and warranties contained in this Article 3 or in any schedule, statement, certificate or document furnished or to be furnished to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

         3.22     TRANSFER OF GOING CONCERN

         Seller is transferring Assets to Buyer hereunder to permit Buyer to own and operate the Acquired Business, as supplemented by the services identified in the Transition Services Agreement, as a Going Concern, and there are no material assets omitted from the Acquired Assets which will prevent Buyer from conducting those business operations it is acquiring from Seller in the same manner that Seller has operated the business.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1      ORGANIZATION AND GOOD STANDING

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Singapore, with full corporate power and authority to conduct its business as it is now conducted.

         4.2      AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each agreement to be executed or delivered by Buyer at Closing (collectively, the "BUYER'S CLOSING DOCUMENTS"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

                  (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i) any provision of Buyer's Governing Documents;

                           (ii) any resolution adopted by the board of directors
or the shareholders of Buyer;

                           (iii) any Legal Requirement or Order to which Buyer
may be subject; or

                           (iv) any Contract to which Buyer is a party or by
which Buyer may be bound.

         Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3      CERTAIN PROCEEDINGS

         There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

         5. COVENANTS OF SELLER PRIOR TO CLOSING

         Between the date of this Agreement and the Closing, Seller shall not, and shall cause each of the Seller Local Entities not, to:

                  (a) conduct its business in any manner except only in the Ordinary Course of Business;

                  (b) except as required by their terms, amend, terminate, renew or renegotiate any Material Contract or default (or take or omit to take any action that would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract or take any action that would jeopardize the continuance of any material supplier or customer relationship;

                  (c) terminate or fail to renew or preserve any material Government Authorizations;

                  (d) grant or agree to grant (i) any general or uniform increase to the rates of pay or benefits to officers or executive employees (or a class thereof), or (ii) any more than a five percent (5%) increase of pay or agree to pay a bonus to any Person, except for scheduled salary increases or incentives consistent with past practice, and disclosed on Schedule 5.1(d);

                  (e) except as disclosed on Schedule 5.1(e), make any capital expenditure or commitments affecting the Leased Real Estate or the Acquired Assets aggregating more than Twenty-Five Thousand Dollars ($25,000); and

                  (f) introduce a new method of management or operation with respect to the Acquired Business.

         5.2      REQUIRED APPROVALS

         As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller shall also cooperate with Buyer and its Representatives with respect to all filings, applications, approvals and permits that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller shall also cooperate with Buyer and its Representatives in obtaining all Material Consents.

         5.3      COMMERCIALLY REASONABLE EFFORTS

         Seller shall use its Commercially Reasonable Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

         5.4      PRESERVATION OF BUSINESS PRIOR TO CLOSING DATE.

         During the period beginning on the date hereof and ending on the Closing Date, (i) Seller will use its Commercially Reasonable Efforts consistent with past practices to preserve the Acquired Business and to preserve the goodwill of the employees, customers, suppliers and others having business relations with Seller in the Acquired Business; and (ii) Seller and Buyer will consult with each other concerning the services of the officers and employees.

         5.5      NEGOTIATIONS.

                  During the period beginning on the date hereof and ending on the Closing Date, or the earlier termination of this Agreement in accordance with the provisions of Article 9, the Seller shall not, directly or indirectly, take any action or seek any offer from any Person to purchase the Acquired Assets from Seller.

6.       COVENANTS OF BUYER PRIOR TO CLOSING

         6.1 REQUIRED APPROVALS

         As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in
Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

         6.2      COMMERCIALLY REASONABLE EFFORTS

         Buyer shall use its Commercially Reasonable Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Acquired Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1      ACCURACY OF REPRESENTATIONS

         All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

         7.2      SELLER'S PERFORMANCE

         All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

         7.3      CONSENTS

         Each of the Consents identified in Schedule 7.3 (the "MATERIAL CONSENTS") shall have been obtained and shall be in full force and effect. Notwithstanding anything to the contrary herein, in connection with certain non-material operating leases for items such as computers and other office equipment, the transfer thereof may require certain consents which seller shall not obtain and there may exist certain liens or other encumbrances thereon that will not be removed by Seller.

         7.4      GOOD STANDING

         Seller shall provide to Buyer a Certificate of Good Standing or its equivalent for Seller;

         7.5      NO PROCEEDINGS

         Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

         7.6      NO CONFLICT

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both), contravene or conflict with or result in a violation of or cause Buyer or any related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

         7.7      LEASED REAL PROPERTY

         The parties or their designees shall enter into and deliver to each other mutually agreed upon lease or sublease agreements consented to by each lessor, where required, for the Leased Real Property.

         7.8      SUPPLY AGREEMENT

         Buyer shall have entered into a Supply Agreement with Seller, the draft basis for which is attached hereto as Exhibit 7.8.

         7.9      GOVERNMENTAL AUTHORIZATIONS

         Buyer shall have received such Governmental Authorizations as are necessary to allow Buyer to operate the Acquired Assets from and after the Closing.

         7.10     NO MATERIAL ADVERSE CHANGE

         There shall not have been any Material Adverse Change or event in or affecting (or reasonably expected to affect) any material aspect of the Acquired Business.

         7.11     INTENTIONALLY OMITTED

         7.12     METO LICENSE

         Buyer and Seller shall have entered into a License Agreement for the Meto IP Rights, the draft basis for which is attached hereto as Exhibit 7.12.

         7.13     TRANSITION SERVICES AGREEMENT

         Buyer shall have entered into a Transition Services Agreement with Seller, the draft basis for which is attached hereto as Exhibit 7.13.

8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         Seller's obligation to sell the Acquired Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

         8.1      ACCURACY OF REPRESENTATIONS

         All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

         8.2      BUYER'S PERFORMANCE

         All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

         8.3      CONSENTS

         Each of the Consents identified in Schedule 8.3 shall have been obtained and shall be in full force and effect.

         8.4      LEASED REAL PROPERTY

         The parties or their designees shall enter into and deliver to each other mutually agreed upon lease or sublease agreements for the Leased Real Property.

         8.5      NO INJUNCTION

         There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         8.5      ANCILLARY AGREEMENTS

         Seller shall have entered into the agreements referenced of Exhibit 2.8(a)(iii) (Non-Competition Agreement), Exhibit 7.8 (Supply Agreement), Exhibit
7.12 (Meto License Agreement) and Exhibit 7.13 (Transition Services Agreement).

9.       TERMINATION

         9.1      TERMINATION EVENTS

         By notice given prior to or at the Closing, subject to Section 9.2, this Agreement, if Section 2.1 does not apply, may be terminated as follows:

                  (a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer or cured by Seller within thirty (30) days following delivery to Seller of written notice providing detail of such Breach;

                  (b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller or cured by Buyer within thirty (30) days following delivery to Buyer of written notice providing detail of such Breach;

                  (c) by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of
         Section 2.7 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

                  (d) by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of
         Section 2.7 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

                  (e) by mutual consent of Buyer and Seller;

                  (f) by Seller if the Closing has not occurred on or before March 1, 2005, or such later date as the parties may agree upon, unless the Seller is in material Breach of this Agreement.

         9.2      EFFECT OF TERMINATION

         Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      ADDITIONAL COVENANTS

         10.1     EMPLOYEES AND EMPLOYEE BENEFITS

                  (a) Employment of Seller Employees by Buyer.

                           (i) Schedule 10.1(a)(i) sets forth the employees of
                  the Acquired Business to which Buyer has agreed to offer employment effective immediately subsequent to the Closing Date (the "EMPLOYEES RECEIVING AN OFFER").

                            (ii) Schedule 10.1(a)(ii) sets forth the employees
                  of the Acquired Business to which Buyer shall employ immediately subsequent to the Closing Date by operation of law in accordance with the Legal Requirements of the jurisdiction in which such employee is located or, if not by operation of law shall employ the respective employee on the same conditions as if the employment relationship had been transferred by operation of law. However, the parties agree that Schedule 10.1(a)(ii) is not exhaustive as labour courts may determine that employees not listed are attributable to the Acquired Business or that employees listed are not attributable to the Acquired Business (the employees listed in Schedule 10.1(a)(ii) together with the employees (irrespective whether listed in Schedule 10.1(a)(ii) or not) whose employment relationship is being transferred by operation of law shall be referred to herein as the "ASSUMED EMPLOYEES" and, together with the Employees Receiving an Offer, the "TRANSFERRED EMPLOYEES"). The employees in the respective jurisdictions will be transferred in accordance with the local employment law and in accordance with the local agreement. Notwithstanding anything to the contrary herein, Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising from, or in connection with, the employment of the Assumed Employees subsequent to the Closing Date.

                           (iii) On the Closing Date, Seller and Buyer shall
                  jointly prepare deliver a final updated Schedule 10.1(a)(i) and Schedule 10.1(a)(ii).

                           (iv) As of Closing Date, Buyer shall offer the
                  Employees Receiving an Offer: (i) compensation and employee benefits which in the aggregate are substantially comparable to such compensation and employee benefits (not to include bonus compensation) offered to the Employees Receiving an Offer by Seller immediately prior to the Closing Date and (ii) credit for eligibility and vesting purposes for all of the Employees Receiving an Offers' periods of service with Seller prior to the Closing Date. In extending such benefits, Buyer shall establish its own, or if practicable assume Seller's, health and welfare plans to cover the Employees Receiving an Offer and, in the event that new plans are established, shall waive preexisting condition limitations in Buyer's plans that might otherwise apply to the Transferred Employees except to the extent the Employees Receiving an Offer have not satisfied such limitations under the current health and welfare benefit plans of Seller. Buyer shall assume responsibility under Buyer's medical plans for all Employees Receiving an Offer and their dependents who are entitled to COBRA continuation coverage as of the Closing Date pursuant to Section 4980B of the Code and Sections 601 to 606 of ERISA or, any comparable Legal Requirement in the jurisdiction in which the Employees Receiving an Offer reside. Seller shall be responsible for the payment of all health and welfare plan benefits (including for claims incurred but not reported) and premiums under the Employee Plans covering employees of Seller with respect to periods ending on or prior to Closing.

                           (v) Except for wages, payroll taxes and vacation
                  liability for the Transferred Employees (all of which will be accrued on the Final Statement of Net Assets) assumed pursuant to this Agreement or as expressly contemplated by this Agreement, Buyer shall assume no liability for any agreements, arrangements, Employee Plans, COBRA coverage for employees not hired by Buyer or comparable legal requirement in foreign jurisdictions, commitments, policies or understandings of any kind relating to employment, compensation or benefits for the present or former employees of the Acquired Business for all employment prior to the Closing Date. The parties agree that no employee shall be entitled to any third party beneficiary status by virtue of this Section 10.1. Nothing in this Agreement obligates Buyer to employ a Transferred Employee for any specified minimum period of time and nothing in this Agreement shall constitute a limitation on the right of Buyer to terminate any Transferred Employee at will. All Transferred Employees located in the US not employed by Buyer under an employment agreement shall be employees at will and may be terminated at any time, with or without notice, and with or without cause. The parties are aware, that the transfer of employment relationships by operation of European labour laws comprises all rights and obligations out of the employment relationship, including any pension obligations, and that such rights and obligations shall be transferred as provided for by the applicable labour laws.

                   (b) General Employee Provisions.

                           (i) Seller and Buyer shall give any notices required
                  by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this
                  Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

                           (ii) Seller and Buyer shall provide each other with
                  such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

                           (iii) If any of the arrangements described in this
                  Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

                           (iv) If not provided prior to the date hereof, then
                  upon request by Seller, Buyer shall provide to Seller a written true and complete statement of its then current plans to make any future changes in the working conditions (including any relocation thereof) of any of the Transferable Employees ("CHANGE TO WORKING CONDITIONS STATEMENT") with the understanding that, with respect to those jurisdiction that require it, Seller shall include word-for-word the Change to Working Conditions Statement provided by Buyer in an informational letter to the applicable Transferable Employees ("STATUTORILY REQUIRED EMPLOYEE INFORMATION LETTERS"). The details with regard to the German information procedure are set out in Schedule 10.1(b)(iv).

                           (v) Seller, using its Commercially Reasonable
                  Efforts, shall commence or cause the Seller Local Entities to commence the necessary consultation and information proceedings, required under the national labour and employment laws, in order to fulfill the legal requirements in the relevant jurisdictions which have to be observed in order to implement the sale and purchase contemplated by this Agreement. Seller and Buyer will consult with each other concerning these proceedings and Buyer shall cooperate with Seller.

         10.2     PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER

         Buyer shall pay in a timely manner all Taxes resulting from or payable in connection with the sale and transfer of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements. The Purchase Price as stated herein is net of value added tax
(VAT), if any. In the event that the tax authorities determines that any of the transactions contemplated by this Agreement is subject to VAT under applicable VAT law, Seller (or the applicable Seller Local Entity) shall present to Buyer an invoice separately showing VAT at the applicable rate and Buyer shall pay such VAT in addition to the net Purchase Price. Buyer shall also be responsible for all interest and penalties, if any, that are assessed in connection with any Taxes payable under the terms of this Section 10.2.

         10.3     REMOVING RETAINED ASSETS

         Within sixty (60) days after the Closing Date, Seller shall remove all Retained Assets from all Leased Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any material damage to the Leased Real Property and other properties to be occupied by Buyer and any undue disruption of the business operations to be conducted by Buyer after the Closing.

         10.4     RETENTION OF AND ACCESS TO RECORDS

         After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Retained Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

         10.5     FURTHER ASSURANCES

         The parties shall cooperate reasonably, without incurring any material burden or expending any material amount of funds, with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. The Seller shall make all commercially reasonable efforts to support the Buyer in obtaining its own Governmental Authorizations.

         The parties further agree between the date hereof and the Closing Date to cooperate with one another and to deliver such further and additional supplemental schedules and agreements, or modifications of existing schedules and agreements, to carry out the intent and purpose of this Agreement.

         10.6     NOTIFICATION OF CERTAIN MATTERS

         Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date; (ii) any failure of Buyer or Seller, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (iii) any event of which any of them obtains Knowledge which has had, or would reasonably be expected to have, a Material Adverse Change on the Acquired Business. No such notification shall affect the representations and warranties of the parties or the conditions to their respective obligations hereunder.

         10.7     COLLECTION OF ACCOUNTS RECEIVABLE AND SALE OF INVENTORY

         Buyer agrees to use its Commercially Reasonable Efforts to collect all Accounts Receivable subsequent to the Closing Date. Buyer agrees to use its Commercially Reasonable Efforts to sell all Inventories subsequent to the Closing Date.

11.      INDEMNIFICATION; REMEDIES

         11.1     SURVIVAL

         All representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered in connection with the Contemplated Transactions shall survive the Closing and the consummation of the transactions contemplated thereby, notwithstanding any examination made for or on behalf of Buyer or the acceptance of any certificate or opinion, until the date eighteen (18) months after the Closing Date, except
(a) with respect to a matter as to which a claim for indemnification has been made by written notice pursuant to Section 11.4 on or before such date; (b) with respect to a claim pertaining to a representation or breach of warranty, agreement or covenant under Sections 3.6 and 3.14 for which there shall be no limitations on survival, except to the extent that there exists a statute of limitations applicable thereto and, in such event, such claim must be made within the applicable statute of limitations; and (c) with respect to any claim pertaining to Sections 3.16 and 3.19 which claim must be made within the applicable statute of limitations.

         11.2     SELLER'S INDEMNIFICATION OF BUYER

                  (a) Subject to the limitations set forth in Section 11.2(b) below, Seller shall, jointly and severally, indemnify Buyer and its respective officers, directors, shareholders, members, managers, affiliates, employees, agents, representatives, successors and assigns (collectively, the "BUYER PARTIES") and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether foreseeable or unforeseeable, whether or not arising out of third party claims, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred ("LOSSES") which any such Buyer Party may suffer, sustain or become subject to, arising from or directly relating to: (i) any material inaccuracy or the breach of any representation or warranty made by Seller contained in this Agreement or any Schedule or Exhibit hereto, (ii) the breach of any covenant or agreement of Seller contained in this Agreement, (iii) any claim (whether or not successful) by any Person to cause or require Buyer to pay or discharge any debt, obligation, liability or commitment, the existence of which constitutes a breach of any Seller representation, warranty, covenant or agreement, (iv) any other third party claims or demands regarding acts of Seller relating to the conduct of the Acquired Business prior to the Closing that are asserted after Closing and (v) any claim (whether or not successful) by any of the Transferred Employees or by a work council where Seller has made a statement that is incorrect, incomplete or both incorrect and incomplete: (i) from that which is set forth in Change to Working Conditions Statement or (ii) with regard to what the Transferred Employee's work conditions will be subsequent to Buyer's acquisition of the Acquired Business unless the making of such statement was directed by Buyer.

                  (b) The indemnification provided for in Section 11.2(a) above is subject to the following limitations:

                           (i) Subject to the qualifications of Section 11.1,
                  Seller shall be liable to Buyer with respect to claims referred to in subsection (a) above only if Buyer gives Seller written notice thereof within eighteen (18) months after the Closing Date.

                           (ii) Seller shall not be liable to Buyer for any Loss
                  arising under subsection (a) above unless the aggregate amount of all such Losses relating to Breaches thereunder exceeds one percent (1%) of the Initial Purchase Price in the aggregate (the "THRESHOLD"), in which case Seller shall be liable only for any Losses in excess of the Threshold, but only up to an amount which does not exceed twenty-five percent (25%) of the Initial Purchase Price in the aggregate (the "CAP"); provided that:

                                    (1) the Threshold shall not apply to
                           breaches of the representations and warranties set forth in Section 3.6 (Title), Section 3.14 (Environmental), Section 3.15 (Employees), Section
                           3.16 (Employee Benefits) and Section 3.19 (Taxes),

                                    (2) the Cap shall not apply to breaches of
                           the environmental or tax related representations and warranties set forth in Section 3.6 (Title), Section
                           3.14 (Environmental), Section 3.15 (Employees),
                           Section 3.16 (Employee Benefits) and
                           Section 3.19 (Taxes),

                                    (3) with respect to the representations and
                           warranties contained in Section 3.8 and Section 3.9, Seller shall not be liable to Buyer for any Loss arising under such Sections unless Seller's breach is found to have been grossly negligent or willful, and

                                    (4) notwithstanding the Cap, all proceeds
                           received by Seller under Seller's liability insurance policies shall be paid over to Buyer to the extent necessary to satisfy any Losses which Buyer may incur by reason of such claims and Seller shall use its Commercially Reasonable Efforts to obtain such proceeds from the applicable insurers.

         Notwithstanding anything to the contrary herein, Buyer shall promptly, after receipt thereof, reimburse Seller for all indemnification obligations paid by Seller hereunder to the extent of: (i) any insurance proceeds received by Buyer or by Seller and delivered to Buyer, and (ii) any other third-party recovery in favor of Buyer. Notwithstanding anything to the contrary herein, the parties agree that the protections and remedies for Buyer set forth in this
Section 11 shall be the exclusive remedies for Losses described under Section 11.2.

                           (iii) Except as otherwise provided herein, any matter
reflected in this Agreement (including the exhibits and parts attached hereto) and/or in documents, letters, memoranda, booklets, and brochures (the "DISCLOSED DOCUMENTS") delivered to the Buyer which reasonably and adequately discloses a claim or potential claim against any Seller, or a liability or potential liability of Seller, shall be deemed a disclosure of such matter for all purposes of this Agreement. As an example, if a contract between Seller and a vendor is disclosed, Seller shall be relieved of any express payment obligations due vendor and fully shown due in such contract. However, if Seller shall be in material breach of its obligations under the Contract, and such breach is not disclosed, Seller shall not be relieved of responsibility for any Loss resulting therefrom.

         11.3     BUYER'S INDEMNIFICATION OF SELLER.

                  (a) Subject to the limitations contained in 11.3(b) below, Buyer agrees to indemnify Seller and its agents, representatives, successors and assigns and to hold them harmless against any Losses which they may suffer, sustain or become subject to, as the result of
         (i) a breach of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement, (ii) Buyer's actions or omissions with respect to the Acquired Business and the Assumed Liabilities subsequent to the Closing Date, (iii) any claim (whether or not successful) by any of the Transferred Employees that the Statutorily Required Employee Information Letters containing the Change to Working Conditions Statement was, with respect to such Statement, either incomplete or incorrect or both incomplete and incorrect or that any statements (either oral or written) made by Buyer or at the direction of Buyer to any Transferred Employees prior to the date hereof were incorrect, incomplete or both incorrect and incomplete, and (iv) in the event that Buyer restructures any work or employment conditions in a jurisdiction where there exists a work council and Seller incurs any Losses due to any such restructuring.

                  (b) The indemnification provided for in Section 11.3(a) above is subject to the following limitations:

                           (i) Buyer shall be liable to Seller with respect to
                  claims referred to in subsection (a) above only if Seller gives Buyer written notice thereof within eighteen (18) months after the Closing Date.

                           (ii) Buyer shall not be liable to Seller for any Loss
                  arising under subsection (a) above unless the aggregate amount of all such Losses relating to Breaches thereunder exceeds one percent (1%) of the Initial Purchase Price ("BUYER THRESHOLD"), in which case Buyer shall be liable for all such Losses in excess of one percent (1%) of the Initial Purchase Price but only up to an amount which does not exceed twenty-five percent (25%) of the Initial Purchase Price; provided, however, that the Buyer Threshold shall not apply to the indemnification obligations of Buyer under Section 11.2
                  (a) (iii) and (iv) and Section 10.1(b)(v).

         Notwithstanding anything to the contrary herein, the parties agree that the protections and remedies for Seller set forth in this Section 11 shall be the exclusive remedies for Losses described under Section 11.3.

         11.4     INDEMNIFICATION PROCEDURES.

                  (a) If a Party hereto seeks indemnification under this Section 11, such Party (the "INDEMNIFIED PARTY") shall give written notice to the other Party (the "INDEMNIFYING PARTY") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 11, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto. The Indemnifying Party shall have thirty (30) days after receipt of such notice to elect to assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. With respect to any claim for which the Indemnifying Party assumes the defense of, the Indemnified Party agrees to cooperate with the Indemnifying Party and to provide the Indemnifying Party with access to the Indemnified Party's books, records, personnel and premises in order to determine and defend such claim. Further, with respect to any such claim, the Indemnifying Party shall have the authority to settle such claim provided the Indemnifying Party shall pay such settlement in full. In the event that the Indemnifying Party does not elect to assume and control of the defense of such claim, the Indemnified Party shall use Commercially Reasonable Efforts, consistent with prudent business judgment, to defend such claim. If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Indemnifying Party, however, if there shall be a final judgment for the plaintiff in any such action, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such judgment.

                  (b) To secure payment of Seller's indemnification obligations, inter alia, the parties have agreed to retain a portion of the Purchase Price in a holdback account on the terms and conditions set forth in the Escrow Agreement.

         12.      CONFIDENTIALITY

         12.1     DEFINITION OF CONFIDENTIAL INFORMATION

                  (a) As used in this Article 12, the term "CONFIDENTIAL INFORMATION" includes any and all of the information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller, collectively, on the other hand) or its Representatives (collectively, a "DISCLOSING PARTY") to the other party or its Representatives (collectively, a "RECEIVING PARTY"):

                           (i) all information that is a trade secret under
                  applicable trade secret or other law;

                           (ii) all information concerning product
                  specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

                           (iii) all information concerning the business and
                  affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

                           (iv) all notes, analyses, compilations, studies,
                  summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

                  (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this
         Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

         12.2     RESTRICTED USE OF CONFIDENTIAL INFORMATION

                  (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a "SELLER CONTACT") or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a "BUYER CONTACT"). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

                  (b) Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller relating to any of the Acquired Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by
         Section 5.2.

                  (c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of the Seller relating to any of the Acquired Assets or the Assumed Liabilities.

         12.3     EXCEPTIONS

         Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Acquired Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

         12.4     LEGAL PROCEEDINGS

         If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use Commercially Reasonable Efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

         12.5     RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

         If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

         12.6     ATTORNEY-CLIENT PRIVILEGE

         The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13.      GENERAL PROVISIONS

         13.1     EXPENSES

         Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party. All fees and commissions due to agents, brokers, finders or investment bankers engaged by Seller in connection with the negotiation, execution or performance of this Agreement, as a result of this Agreement shall be paid by Seller.

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

         13.2     PUBLIC ANNOUNCEMENTS

         Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller and Buyer mutually agree, except to the extent that a particular action is required by applicable law.

         13.3     NOTICES

         All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

         Seller:           Checkpoint Systems, Inc.
                           101 Wolf Drive
                           P.O. Box 188, Thorofare, NJ 08086
                           Attention: John Van Zile, General Counsel
                           Fax no.: 856.848.5297
                           E-mail address: john.vanzile@checkpt.com

         with a mandatory copy to:

                           Stradley Ronon Stevens & Young, LLP
                           One Commerce Square
                           Philadelphia, PA 19103
                           Attention: William R. Sasso, Esquire and
                                      Thomas G. Harris, Esquire
                           Fax no.: 215.564.8120
                           E-mail address: wsasso@stradley.com and
                                           tharris@stradley.com

         Buyer:            Sato International Pte. Ltd.
                           438A Alexandra Road
                           #05-01/04
                           Alexandra Technopark
                           Singapore 119967
                           Attention: Kiyohiko Yoshii
                           Fax no.: +(65) 6271-2151
                           E-mail address: yoshii@sato-int.com
         with a mandatory copy to:

                           Cohen Grossman & Rosenson, LLC
                           233 North Michigan Avenue, Suite 1720
                           Chicago, IL 60601
                           Attention: Howard M. Cohen
                           Fax no.: 312-552-9001
                           E-mail address: hcohen@cgrlegal.com

         13.4     JURISDICTION; SERVICE OF PROCESS

         Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the United States Third Circuit District Court, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

         13.5     WAIVER; REMEDIES CUMULATIVE

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         13.6     ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

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

         13.7     DISCLOSURE SCHEDULE

                  (a) The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

                  (b) The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

         13.8     ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

         No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary or affiliate of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8.

         13.9     SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         13.10    CONSTRUCTION

                  (a) The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Schedule.

                  (b) Interpretation. In this Agreement, unless a clear contrary intention appears:

                           (i) the singular number includes the plural number
and vice versa;

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

                           (ii) reference to any Person includes such Person's
                  successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                           (iii) reference to any agreement, document or
                  instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                           (iv) reference to any Legal Requirement means such
                  Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                           (v) "hereunder," "hereof," "hereto," and words of
                  similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

                           (vi) all references to funds, money or dollars
                  hereunder shall mean United States dollars except that with respect to Local Agreements where the applicable currency to be paid by Buyer shall be stated therein; and

                           (vii) references to documents, instruments or
                  agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

         13.11    GOVERNING LAW

         This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

         13.12    EXECUTION OF AGREEMENT

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.


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

         13.13    SELLER SUBSIDIARIES

         To the extent that a wholly-owned subsidiary of Seller will be the actual transferor of any of the Acquired Assets, Seller shall cause such affiliate to make such transfer in accordance with this Agreement.

         13.14    HEADINGS

         The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         13.15    COUNTERPARTS

         This Agreement and any other agreement (or document) delivered pursuant hereto may be executed in one (1) or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective when one (1) or more counterparts of this Agreement have been signed by each party and delivered to the other party.

         13.16    PARTIES IN INTEREST

         This Agreement shall be binding upon and inure to the benefit of each party and their respective successors and assigns, but nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to or confer any right of subrogation or action over or against, any party to this Agreement.

         13.17    MISCELLANEOUS

         The terms, provisions and conditions of each supplemental Asset Purchase Agreement entered into by the parties, or the party's Local Entities, are hereby incorporated herein by reference thereto. To the extent of any inconsistency between the terms of this Asset Purchase Agreement and any supplementary Asset Purchase Agreement, the provisions of this Agreement shall control, except to the extent that such construction results in a local law violation in the jurisdiction governed by the supplementary Asset Purchase Agreement. A breach or default under any supplementary Asset Purchase Agreement shall also result in a breach or default under this Agreement and shall entitle the non-defaulting party to pursue all available remedies at law and in equity under this Agreement.


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

         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.



         BUYER:                     Sato International Pte. Ltd.
         -----

         By:
                                    --------------------------------------------
         Name:                      Toshihiro Waki
         Title:                     Managing Director

         SELLER:                    Checkpoint Systems, Inc.
         ------

         By:
                                    --------------------------------------------
         Name:                      George W. Off
         Title:                     President and Chief Executive Officer



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